MEMORANDUM OF UNDERSTANDING

AND ASSET ASSIGNMENT AGREEMENT

This Memorandum of Understanding and Asset Assignment Agreement (“Agreement”) is entered into as of July 18, 2013 (the “Effective Date”) by and among Nepia, Inc., a Nevada corporation (“NEPIA”), Rich Pharmaceuticals, Inc. (the “Rich”), and Richard L. Chang Holding's, LLC (“Holdings LLC”).

Whereas, NEPIA is an audited and fully reporting public company incorporated under the laws of the State of Nevada;

Whereas, NEPIA desires to purchase certain assets of Rich and Holdings LLC, and Rich and Holdings LLC desire to sell such assets to NEPIA; and

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.                   Assignment of Assets.

a.                   Assignment. Holdings LLC has a 100% ownership interest in United States Patent No. 6,063,814 (the “Patent”), entitled “Phorbol esters as anti-neoplastic and white blood cell elevating agents” ” and utility patent application titled COMPOSITIONS AND METHODS OF USE OF PHORBOL ESTERS FOR THE TREATMENT OF NEOPLASMS (Acute Myeloid Leukemia) and all related intellectual property, inventions and trade secrets, data, and clinical study results, and Holdings LLC and Rich together own all indicated intellectual property, inventions and trade secrets, data, and clinical study results thereof worldwide (collectively, with the Patent, the “Patent Assets”); provided, however the Patent Assets shall not include the indication for Hodgkin’s Lymphoma. Rich and Holdings LLC hereby assign to NEPIA all of their right, title and interest in and to the Patent Assets, and in and to all rights to apply for continuations, additional applications or foreign patents relating to the Patent Assets and all proceeds of the foregoing, including, without limitation, any claim by Holdings LLC or Rich against third parties for past, present, or future infringement of the Patent Assets.

b.                   Further Assurances. Rich and Holdings LLC agree to, and to cause the patent inventors to, cooperate with NEPIA to enable it to enjoy to the fullest extent the right, title and interest herein conveyed in the Patent Assets in the United States and foreign countries. Such cooperation shall include prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, specifications, executing USPTO assignment documents in favor of NEPIA, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by NEPIA (a) for perfecting in the right, title and interest in the Patent Assets; (b) for prosecuting any of the patent applications; (c) for filing and prosecuting substitute, divisional, continuing or additional applications; (d) for filing and prosecuting applications for reissuance of any patents; (e) for interference or other priority proceedings; and (f) for legal proceedings involving the Patent Assets and any applications therefor and any patents granted thereon; provided, however, that the expense incurred by Rich or Holdings LLC in providing such cooperation shall be paid for by NEPIA. This Agreement expressly grants to NEPIA all rights in the Patent Assets as fully and entirely as the same would have been held and enjoyed by Rich and Holdings LLC.

c.                    Recordation. Without limiting the generality of the foregoing, Holdings LLC agrees concurrently with the execution of this Agreement to execute a Recordation Form Cover Sheet for recording the assignment in the USPTO. To the extent that the patent laws of any country require the recordation or registration of this Agreement to ensure the continued validity and enforceability of the Patent Assets or this Agreement in connection with the assignment, Holdings LLC and Rich shall take whatever action is necessary to record or obtain registration of this Agreement, including the filing of all necessary documents.

2.                   Consideration; Reversion of Patent Assets; Additional Contribution.

a. Consideration. In consideration of the assignment of the Patent Assets by Rich and Holdings LLC, NEPIA shall provide the following consideration:

(i)	Payment in the amount of US$150,000 to NEPIA for use in developing the business as follows:
a.	$55,000 to be dispersed within 3 days of the Effective Date as determined by Ben Chang; and
b.	$95,000 to remain in trust with counsel for NEPIA and transferred at such time as NEPIA’s management changes in accordance with Section 3, below, and Ben Chang is able to open a bank account for NEPIA;
(ii)	Payment in the amount of US$100,000 to NEPIA within 15 days after all regulatory bodies, including FINRA, have approved the pending split/name change and related transactions NEPIA plans to undertake;
(iii)	Payment in the amount of US$150,000 to NEPIA within 30 days after the payment is made pursuant to Section 2.a.(ii), above;
(iv)	The current directors of NEPIA shall transfer 1,275,000 shares of their common stock in NEPIA to Ben Chang and Ben Chang shall thereafter cancel 1,200,517 shares within 10 days of the Effective Date;
(v)	Ben Chang shall be issued 6,000,000 restricted, non-convertible, non-dividend paying shares of NEPIA preferred stock with 100 to 1 voting rights over shares of NEPIA common stock (such shares to be issued within 10 days of the Effective Date);
(vi)	Rich or its assigns shall be issued 198,625 shares of NEPIA common stock (such shares to be issued within 10 days of the Effective Date); and
(vii)	NEPIA shall complete a financing or series of financing(s) resulting in proceeds of at least US$150,000 per month to commence following the payment made in Section 2a.(iii) above to NEPIA resulting in minimum total proceeds, which includes the amounts set forth in Section 2 a (i) through (iii), of US$2,000,000 to NEPIA.

b. Reversion of Patent Assets. If NEPIA fails to provide the consideration described in the above subsections (i) through (vi) of this Section 3, then upon written notice by Rich to NEPIA describing such failure, the Patent Assets shall be assigned by NEPIA back to Rich free and clear of any liens, claims, security interests or encumbrances. NEPIA agrees to execute any and all requested assignment documents evidencing such assignment, and to provide such cooperation as required of Rich described in Section 1 above. The Patent Assets to be assigned back shall include any and all additions, improvements, continuations, derivations, intellectual property, inventions, trade secrets, data, and clinical study results relating to the Patent Assets development during such period.

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c. Additional Contribution. Rich and Holdings LLC shall have the option by providing written notice (the “Option Notice”) to NEPIA at any time after November 1, 2013 and before November 1, 2014, to assign to NEPIA any and all interest it has in the indication, patents and intellectual property related Hodgkin’s Lymphoma in consideration for NEPIA’s issuance to Ben Chang of: (i) 476,820 pre-split (198,465,876 post-split) restricted shares of NEPIA common stock; and (i) 1.0408 restricted shares of NEPIA common stock for each one share of NEPIA restricted common stock issued by NEPIA prior to the date which NEPIA receives the Option Notice, and the share numbers in both subsection (i) and (ii) shall be adjusted to reflect any stock split which may occur prior to the date of the Option Notice.

3.                   Management of Nepia. From and after the Effective Date of this Agreement, (i) the current board of directors of NEPIA shall appoint Ben Chang as the Chief Executive Officer and sole director of NEPIA, and the current board of directors shall then resign; (ii) all of the current management of NEPIA shall resign; (iii) Ben Chang shall have the sole right to appoint the other directors to the board of directors and a management team; and (iv) Ben Chang may cause the board of directors and NEPIA to adopt bylaws, articles of incorporation and operational agreement(s).

4.                   Representations and Warranties.

a. Reciprocal. Each of the parties represents and warrants to the other party that (a) it has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms, and (c) the execution, delivery and performance of the Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to such party’s knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. NEPIA represents and warrants that as of the Effective Date, it has 2,625,000 shares of common stock outstanding; no shares of preferred stock outstanding; and no convertible securities outstanding.

b. Holdings LLC and Rich. Holdings LLC and Rich each hereby represents and warrants to NEPIA the following:

(i)	Holdings LLC and Rich are the sole and exclusive owner of all rights, title and interest in the Patent Assets;
(ii)	The Patent Assets are free and clear of any liens, license rights (except as set forth in this Agreement), security interests, encumbrances or rights to repurchase;
(iii)	Holdings LLC and Rich have not assigned, transferred, licensed, pledged or otherwise encumbered any of the Patent Assets or agreed to do so;
(iv)	Holdings LLC and Rich are not aware of any violation, infringement or misappropriation of any third party’s rights (or any claim thereof) concerning the Patent Assets;
(v)	The Patent Assets are properly filed or issued, as applicable, currently in compliance with formal legal requirements (including, without limitation, payment of filing, examination and governmental taxes and maintenance fees) and enforceable;
(vi)	Holdings LLC and Rich are not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Patent Assets;
(vii)	Holdings LLC or Rich has paid any annuity, renewal, or administrative fee related to the Patent Assets before the execution of this Agreement;
(viii)	In connection with the issuance of restricted shares, Holdings LLC and Rich acknowledge that the shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of its, his or her representations made with respect to the investment. Holdings LLC and Rich further acknowledge that the shares will be restricted securities within the meaning of the Securities Act and may not be transferred unless registered or an exemption from registration is available;
(ix)	In connection with the issuance of restricted shares, Holdings LLC and Rich (i) have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Rich’s prospective investment in the shares; (ii) have the ability to bear the economic risks of the prospective investment; (iii) have had all questions which have been asked by Holdings LLC and Rich satisfactorily answered by NEPIA and have been provided with and had the opportunity to review all filings made by NEPIA with the United States Securities and Exchange Commission, which filings are available at the SEC’s website at www.sec.gov; and (iv) have not been offered the shares by any form of general solicitation;
(x)	In connection with the issuance of restricted shares, Holdings LLC and Rich represent and warrant that they are "accredited investors" within the meaning of Rule 501 of Regulation D of the Securities Act;
(xi)	Rich and Holdings LLC have obtained all required board, shareholder and any other consent and approval required or necessary to enter into this Agreement and assign the Patent Assets to NEPIA, and to have Rich and Holdings LLC assign to Ben Chang any rights it has in the NEPIA stock described in Section 2; and
(xii)	Holdings LLC represents and warrants that Richard L. Chang is its sole member and manager.

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5.                   Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada as such laws are applied to contracts entered into and performed entirely within Nevada by Nevada residents.

6.                   Transaction Expenses. The parties agree that each party shall be solely responsible for the payment of all transaction expenses incurred by such party relating to the transactions contemplated in this Agreement.

7.                   Attorneys' Fees. In the event either party shall bring any action to enforce or protect any of its rights under this Agreement, the prevailing party shall be entitled to recover, in addition to its damages, its reasonable attorneys' fees and costs incurred in connection therewith.

8.                   Execution in Counterparts. This Agreement may be executed in one or more counterparts which may be delivered by facsimile or by email in PDF, each of which shall be considered an original instrument, but all of which shall be considered one and the same Agreement.

9.                   Binding Agreement. The parties intend for this Agreement to constitute binding, enforceable obligations of the parties.

10.                Entire Agreement; Modifications; Miscellaneous. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by each of the parties hereto. This Agreement shall be construed neutrally, without regard to the party responsible for its preparation.

11.                Legal Counsel. Each party to this Agreement hereby represents and warrants to the other party that it has its own legal counsel and it has been advised by its legal counsel with respect to the provisions of this Agreement, and that its decision to execute this Agreement is not based on any reliance upon the advice of any other party or legal counsel other than its own legal counsel.

In Witness Whereof, the undersigned have caused their authorized representatives to execute this Agreement as of the date first set forth above.

NEPIA, INC.	RICH PHARMACEUTICALS, INC.
By: /s/ Sean Webster Printed Name: Sean Webster Title: CEO	By: /s/ Ben Chang Printed Name: Ben Chang Title: Chairman & CEO

RICHARD L CHANG’S HOLDINGS, LLC By: /s/ Richard L. Chang Richard L. Chang, Sole Member and Manager

[Signature Page to Nepia/Rich Pharmaceuticals Agreement]

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